Exhibit 99.1

AspenBio Announces Registered Direct Offering of Approximately $1.6 Million

CASTLE ROCK, CO., December 27, 2011 -- AspenBio Pharma, Inc. (NASDAQ: APPY), an emerging in vitro diagnostic company, announced today that it has entered into definitive agreements with certain new and existing institutional investors to sell an aggregate of 1,605,000 shares of its no par value common stock (“Common Stock”) and warrants to purchase up to 1,605,000 shares of Common Stock, in a registered direct offering for gross proceeds of approximately $1.6 million, before deducting placement agent’s fees and estimated offering expenses. The investors have agreed to purchase the shares of Common Stock and warrants for a negotiated price of $1.02 per share. The warrants are exercisable at $1.22 per share, beginning six months after the date of closing of this offering and will expire sixty months thereafter.

The securities described above are being offered directly by AspenBio Pharma pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission and a prospectus supplement thereto. The Company anticipates that the net proceeds from the offering will be used for working capital and general corporate purposes. The closing of this offering is expected to occur on or about December 30, 2011, subject to the satisfaction of customary closing conditions.

Steve Lundy, president and CEO of AspenBio, stated: “We intend to use the proceeds to complete product modifications and to commence a pivotal trial on AppyScore™ later this year.”

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE AMEX: LTS), acted as the exclusive placement agent for the transaction.

The securities described above are being offered pursuant to a shelf registration statement, as amended (File No. 333-174213), which was declared effective by the United States Securities and Exchange Commission ("SEC") on July 27, 2011. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. When filed with the SEC, copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained at the SEC's website at http://www.sec.gov or by request at Ladenburg Thalmann & Co. Inc, 4400 Biscayne Blvd., 14th Floor, Miami, Florida 33137.

About AspenBio Pharma and AppyScore
AspenBio Pharma, Inc. (NASDAQ: APPY) is an emerging in vitro diagnostic company focused on obtaining FDA clearance for its lead product, AppyScore.  AppyScore is a unique, blood-based test in development, designed to help physicians manage the millions of patients who enter emergency rooms every year complaining of abdominal pain, some of which are suspected of having acute appendicitis. As a screening test to aid in the rule out of appendicitis based on its projected sensitivity and negative predictive value, AppyScore could potentially decrease radiation exposure risk arising from the use of CT scans performed in triaging pediatric and adolescent patients with abdominal pain, as well as potentially reduce healthcare costs. The company has a large and unique repository of blood samples that provide valuable data regarding the appendicitis condition and additional protein marker information associated with causes of abdominal pain, providing an important resource for product development. The company also has several animal health reproductive drugs in research and development for use in animals of economic importance.

For more information, visit www.aspenbiopharma.com.

Forward-Looking Statements
This press release includes "forward-looking statements" of AspenBio Pharma, Inc. ("AspenBio") as defined by the Securities and Exchange Commission ("SEC"). All statements, other than statements of historical fact, included in this press release that address activities, events or developments that AspenBio believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors AspenBio believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of AspenBio. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including our ability to successfully complete required product modifications in a timely and cost effective manner, complete clinical trial activities for AppyScore required for FDA submission, obtain FDA clearance, cost effectively manufacture and generate revenues from AppyScore and other new products, execute agreements required to successfully advance the company's objectives, retain the management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, obtain and enforce intellectual property rights, and realize value of intangible assets. Furthermore, AspenBio does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the risk factors contained in AspenBio's recent filings with the SEC, including its Quarterly Report on Form 10-Q for the period ended September 30, 2011.

For more information contact:
AspenBio Pharma, Inc.
Gregory Pusey
Tel 303-794-2000 Ext. 207

Investor Relations:
Liolios Group, Inc.
Geoffrey Plank or Ron Both
Tel 949-574-3860
#  #  #  #